EXHIBIT 21


               BANKING SUBSIDIARIES OF FIRST VIRGINIA BANKS, INC.

  1.     First Virginia Bank
  2.     First Virginia Bank-Blue Ridge
  3.     First Virginia Bank-Colonial
  4.     First Virginia Bank-Commonwealth
  5.     First Virginia Bank of Tidewater
  6.     First Virginia Bank-Clinch Valley
  7.     First Virginia Bank-Franklin County
  8.     First Virginia Bank-Highlands
  9.     First Virginia Bank-Piedmont
  10.    First Virginia Bank-Southwest
  11.    First Virginia Bank-Mountain Empire
  12.    Tri-City Bank and Trust Company
  13.    First Vantage Bank-Tennessee
  14.    First Virginia Bank-Maryland
  15.    Farmers Bank of Maryland
  16.    Atlantic Bank
  17.    The Caroline County Bank